UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
_________________________
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2022
_________________________
INSPIRE MEDICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)
_________________________

Delaware	001-38468	26-1377674
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
5500 Wayzata Blvd., Suite 1600
Golden Valley, Minnesota 55416
(Address of principal executive offices) (Zip Code)

(844) 672-4357
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	INSP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2022, the Board of Directors (the “Board”) of Inspire Medical Systems, Inc. (the “Company”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, expanded the size of the Board to eleven directors, and appointed Cynthia Burks and Charisse Y. Sparks, M.D. to the Board, effective immediately. Ms. Burks will serve as a Class II director for a term expiring at the Company’s annual meeting of stockholders to be held in 2023 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal. In connection with the appointment of Ms. Burks to the Board, she was also appointed to serve on the Board’s Organization and Compensation Committee. Dr. Sparks will serve as a Class III director for a term expiring at the Company’s annual meeting of stockholders to be held in 2024 and until her successor is duly elected and qualified or her earlier death, disqualification, resignation or removal. In connection with the appointment of Dr. Sparks to the Board, she was also appointed to serve on the Board’s Nominating and Corporate Governance Committee.

Ms. Burks, 56, most recently served as Chief Human Resources Officer for Genentech, Inc., a biotechnology company and member of the Roche Group, from June 2019 to March 2021. Prior to this and since June 2010, she served in various roles of increasing responsibility in human resources at Genentech. Ms. Burks is an observer on the board of directors of WD-40 Company and a director on the board of directors of Torch, a privately held company offering integrated coaching, mentoring and learning software. Ms. Burks holds a B.S. degree from Marquette University, a M.B.A. from the Thunderbird School of Global Management, and a J.D. from the University of San Francisco School of Law.

Dr. Sparks, 59, has served as Chief Medical Officer of AppliedVR, Inc., a privately-held company focused on virtual reality-based treatments that address pain and other conditions, since February 2022. Prior to this and since February 2016, she held various roles at DePuy Synthes, Inc., an orthopaedics company and member of the Johnson & Johnson family of companies, including as Vice President/Integrated Leader of Trauma, CMF and Biomaterials from September 2018 to February 2022. Dr. Sparks holds a B.S. from Wichita State University and a M.D. from the University of Kansas School of Medicine. She completed her residency in orthopaedics at the University of Arkansas Medical School and fellowship in orthopaedic trauma at Harvard Medical School.

Ms. Burks and Dr. Sparks are eligible to participate in the Company’s Non-Employee Director Compensation Policy, which provides for: (i) an annual cash retainer of $45,000 for serving on the Board, earned on a quarterly basis; (ii) an annual cash retainer of $7,500 for serving on either of the Organization and Compensation Committee or the Nominating and Corporate Governance Committee, each earned on a quarterly basis; (iii) an initial equity-based award of options to purchase shares of the Company’s common stock (the “Initial Award”) in an amount equal to $210,000 that vests and becomes exercisable in substantially equal annual installments over three years following the grant date, subject to Ms. Burks’ and Dr. Sparks’ continued service on the Board through each such vesting date; and (iv) following each annual meeting of the Company’s stockholders, an annual equity-based award of options to purchase shares of the Company’s common stock in an amount of $140,000 that vests and becomes exercisable on the first anniversary of the date of grant, subject to Ms. Burks’ and Dr. Sparks’ continued service on the Board through such vesting date. Ms. Burks and Dr. Sparks may elect to receive any portion of their annual cash retainers in the form of shares of the Company’s common stock. On July 28, 2022, Ms. Burks and Dr. Sparks were granted an Initial Award in an amount equal to $210,000 and with an exercise price equal to $208.50 per share, the fair market value of a share of the Company’s common stock on the July 28, 2022, grant date.

Ms. Burks and Dr. Sparks will enter into the Company’s standard indemnification agreement for directors and officers.

There were no arrangements or understandings between either Ms. Burks or Dr. Sparks and any other persons pursuant to which either of them was selected as a director of the Company. The Board has determined that both Ms. Burks and Dr. Sparks are independent and meet the applicable independence requirements of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which either Ms. Burks or Dr. Sparks, or any member of their immediate families had or will have any interest, that are required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPIRE MEDICAL SYSTEMS, INC.

Date:	August 1, 2022	By:	/s/ Bryan K. Phillips
Bryan K. Phillips
Sr. Vice President, General Counsel

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